Exhibit 107

CALCULATION OF FILING FEE TABLE

FORM S-8

(Form Type)

Visionary Holdings Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common Shares, no par value	457(c) and 457(h)	620,000 (3)	$855,600	$855,600	0.00015310	$130.99
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts					$855,600		$130.99
	Total Fees Previously Paid							–
	Total Fee Offsets							–
	Net Fee Due							$130.99

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 shall also cover any additional common shares, no par value (“Common Shares”) of Visionary Holdings Inc. (the “Company”) that may be offered or issued under the Company’s 2024 Restricted Stock Plan (the “Equity Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction.

(2)	Estimated solely for the purpose of calculating the registration fee and computed pursuant to Rule 457(c) and 457(h) under the Securities Act, based upon the average of the high and low prices of the Company’s Common Shares on The Nasdaq Stock Market on November 20, 2024, which was $1.38.

(3)	Represents the number of Common Shares authorized for issuance under the Equity Plan.